UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            CPI AEROSTRUCTURES, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

                New York                                11-2520310
---------------------------------------     ----------------------------------
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

200A Executive Drive, Edgewood New York                    11717
---------------------------------------                   -------
(Address of principal executive offices)                 (Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. [X]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this Form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of each exchange on which
Title of each class to be so registered      each class is to be registered
---------------------------------------      ------------------------------
Common Stock, par value $.001 per share      American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

         None



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Item 1.           Description of Registrants Securities to Be Registered.

         Our certificate of incorporation authorizes us to issue up to 50,000,000 shares of common stock, par value $.001 per share, of which 2,648,509 shares are issued and outstanding as of June 22, 2000.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued will be, validly issued, fully paid and non-assessable.

Item 2.            Exhibits.

Exhibit No.       Description

3.1 Certificate of Incorporation, as amended (incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1; File No. 33-49270).

3.2 Certificate of Amendment of Certificate of Incorporation (incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 1998).

3.3 Amended and Restated By-Laws (incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1;
          File No. 33-49270).



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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 31, 2000                    CPI AEROSTRUCTURES, INC.


                                              /s/ Edward J. Fred
                                          By: ____________________________
                                              Edward J. Fred
                                              Executive Vice President and Chief
                                              Financial Officer


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